EXHIBIT 5.1
DLA PIPER US LLP
March 19, 2007
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549
Re: JDA Software Group, Inc. on Form S-3
Ladies and Gentlemen:
As legal counsel for JDA Software Group, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with Amendment No. 1 to the registration on Form S-3 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended, of up to 3,603,603 shares of Company’s $0.01 par value common stock issuable by the Company upon the conversion of the Series B Preferred Stock issued by the Company to the selling stockholders named in the Registration Statement on July 5, 2006 (the “Shares”), to be sold by the selling stockholders named in the Registration Statement.
We have examined such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of Texas, and we express no opinion concerning any law other than the law of the State of Texas, the corporation laws of the State of Delaware and the federal law of the Unites States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Texas.
With respect to our opinion below that the Shares have been duly authorized, we have relied solely upon our examination of the authorized shares provision of the Company’s Certificate of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company. With respect to our opinion that the Shares will be validly issued, we have assumed that such shares will be evidenced by appropriate certificates, duly executed and delivered.
Based on such examination, we are of the opinion that the Shares being registered pursuant to the Registration Statement are duly authorized shares of the Company’s common stock that will be, if and when issued upon conversion of the Company’s Series B Preferred Stock in accordance with the terms of the Company’s Certificate of Incorporation, as amended, validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
This opinion is to be used only in connection with the sale of the Shares by the selling stockholders and the issuance of the Shares while the Registration Statement is in effect.
Respectfully submitted,
/s/ DLA Piper US LLP
DLA PIPER US LLP